Exhibit (a)(1)(M)

FOR IMMEDIATE RELEASE

Contact: Winnie Lerner/Tom Johnson

Abernathy MacGregor Group

212/371-5999

TRACINDA CORPORATION ANNOUNCES FINAL RESULTS OF ITS

TENDER OFFER FOR FORD MOTOR COMPANY COMMON STOCK

LOS ANGELES, CA—June 13, 2008—Tracinda Corporation today announced the final results of its cash tender offer for up to 20,000,000 shares of Ford Motor Company (NYSE: F) common stock, which expired at 5:00 p.m., New York City time, on Monday, June 9, 2008.

Based on the final tabulation by Mellon Investor Services LLC, the depositary for the tender offer, 826,223,862 shares of Ford’s common stock were properly tendered and not withdrawn in the tender offer, resulting in a proration factor of approximately 2.42%. Tracinda will purchase 20,000,000 shares of Ford’s common stock in the tender offer at a purchase price of $8.50 per share, for a total purchase price of $170,000,000. Mellon Investor Services LLC will promptly issue payment for the shares validly tendered and accepted for payment and will return all other shares tendered.

Questions regarding the offer should be directed to the information agent, D. F. King & Co., Inc., at (212) 269-5550 for banks and brokerage firms or (800) 859-8511 for all others.

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